Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

EXCLUSIVE LICENSE AGREEMENT

for MSK’s Technology

[***]

TABLE OF CONTENTS

PREAMBLE ARTICLES:
1.	DEFINITIONS
2.	GRANT
3.	SUBLICENSES
4.	DILIGENCE
5.	CONSIDERATION
6.	REPORTS AND RECORDS
7.	PATENT PREPARATION, FILING, PROSECUTION, AND MAINTENANCE
8.	PATENT ENFORCEMENT
9.	CONFIDENTIALITY
10.	INDEMNIFICATION AND INSURANCE
11.	REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS
12.	COMPLIANCE WITH LAW
13.	PUBLICITY AND MARKETING
14.	PUBLICATION
15.	ASSIGNMENTS
16.	TERM AND TERMINATION
17.	NOTICES AND OTHER COMMUNICATIONS
18.	MISCELLANEOUS
EXHIBITS:
A	LICENSED RIGHTS
B	DEVELOPMENT PLAN
C	EQUITY AGREEMENT

This Exclusive License Agreement is effective as of August 24, 2023 (“Effective Date”), and is by and between, on the one hand, Memorial Sloan-Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases, and Sloan-Kettering Institute for Cancer Research, each a New York not-for-profit corporation having offices at [***] (collectively, “MSK”), and, on the other hand, Clade Therapeutics Inc., a Massachusetts corporation having offices [***] (“Licensee”). MSK and Licensee may be referred to individually as “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, MSK is a National Cancer Institute-designated Comprehensive Cancer Center, committed to delivering exceptional patient care, conducting leading- edge research, and providing superb educational programs, and MSK owns, controls, or otherwise has the right to license certain Licensed Rights (as later defined herein) and wishes to have such Licensed Rights utilized in the public interest;

WHEREAS, Licensee wishes to obtain an exclusive license under such Licensed Rights to commercially develop or otherwise practice such Licensed Rights through a diligent program of exploiting the Licensed Rights whereby public utilization will result therefrom; and

WHEREAS, MSK is willing to grant such exclusive license to Licensee on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto agree as follows:

Article 1

DEFINITIONS

For the purpose of this Agreement, the following capitalized terms will have the following meanings:

1.1“Affiliate” means, with respect to an Entity (including, for clarity, a Party), any other Entity, which directly or indirectly: (a) controls, is controlled by, or is under common control with such Entity; or (b) both (i) owns, is owned by, or is under common ownership with such Entity, in whole or in part, and (ii) conducts business under a trade identifier of such Entity, with the authorization of such Entity. For purposes of this definition, “control” of an Entity means either (A) direct or indirect ownership or control of at least fifty percent (50%) of the voting stock (or the equivalent) of the relevant Entity; (B) having the right to direct, appoint, or remove a majority of members of such Entity’s board of directors (or their equivalent); or (C) having the power to control or cause the direction of the policies or general management of such Entity, whether by the ownership of stock, by law, by contract, or otherwise. In any jurisdiction where fifty percent (50%) control is not permitted by law in such jurisdiction, the “at least fifty percent (50%)” threshold will be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction.

1.2“Agreement” means this Exclusive License Agreement, including all attached exhibits and schedules, which are incorporated herein by reference.

1.3“Annual Net Sales” means [***].

1.4“Applicable Laws” means any national, international, supra-national, federal, state, or local laws, treaties, statutes, ordinances, codes, rulings, rules, and regulations, which have been enacted by a government authority, including any rules, regulations, guidance, guidelines, or requirements of any regulatory authorities, national securities exchanges or securities listing organizations, courts, tribunals, agencies, legislative bodies, and commissions, that are in force at the Effective Date of this Agreement or that come into force during the Term of this Agreement, in each case, to the extent that the same are applicable to this Agreement or the performance of a Party under this Agreement.

1.5[Intentionally omitted].

1.6“BLA” means: (a) in the United States, as applicable, a Biologics License Application (as more fully described in 21 CFR Part 601, or its successor regulation) filed with the FDA; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a biological product filed with the relevant regulatory authority in such country or jurisdiction, including, in each case ((a) or (b)), all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect thereto.

1.7“Calendar Quarter” means a period of three (3) consecutive months corresponding to the calendar quarters commencing on the first day of January, April, July or October, provided that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete period of three (3) consecutive calendar months thereafter that ends on the first to occur of March 31, June 30, September 30 and December 31, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.8“Calendar Year” means a period of twelve (12) consecutive months corresponding to the calendar year commencing on the first day of January, provided that (a) the first Calendar Year of the Term shall extend from the Effective Date to December 31, 2023, and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.

1.9“Change of Control” means (a) a merger or consolidation of Licensee in which Licensee’s shareholders immediately prior to such transaction hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving Entity immediately after such transaction, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of Licensee, or (c) the sale or other transfer to a Third Party of all or substantially all of Licensee’s assets.

1.10“Clinical Trial” means, with respect to a Licensed Product, a research study in which one or more human subjects are prospectively assigned to one or more interventions (which may include placebo or other control) to evaluate the safety and/or efficacy of the Licensed Product. For clarity “Clinical Trial” includes any Phase I Trial, Phase II Trial, or Pivotal Trial, each as defined herein.

1.11“Commercially Reasonable Efforts” means, [***].

1.12“Confidential Information” means all (a) information or material in tangible form disclosed hereunder and (b) other information otherwise disclosed in non-tangible form, in each case ((a) and (b)), by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement, including all technical and non-technical information disclosed by the Disclosing Party to the Receiving Party in any form, electronic data and other proprietary information, samples, compounds, methods of manufacture or use, formulations, clinical data, test results, research and development plans, processes, protocols, technologies, information relating to quality assurance, procedures for and record-keeping, techniques, inventions, Know-How, apparatus, and formulae. The terms of this Agreement shall be deemed the Confidential Information of both Parties.

1.13“Control” or “Controlled” means, with respect to any Licensed Know-How, Licensed Patent Rights, or other intellectual property rights, possession of the right (whether by ownership, license or otherwise) to grant a license, sublicense, or other right to or under such Licensed Know-How, Licensed Patent Rights, or other intellectual property right as provided for herein without violating any Applicable Laws or the terms of any agreement or other arrangement with any Third Party.

1.14“Cover” or “Covered” or “Covering” means, with respect to a given product, process or method that a Valid Claim (and in the event such Valid Claim is contained in a pending patent application, assuming such patent is issued without modification) would, absent a license thereunder or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1), be infringed (including as, without limitation, direct infringement, contributory infringement, or any inducement to infringe) by the research, development, making, using, sale, offering for sale, importation, or other exploitation of such product, process or method.

1.15“Entity” means an individual person, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization.

1.16“Exploit” or “Exploitation” shall mean to make, have made, import, export, use, sell, or offer for sale, including to research, discover, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, modify, have used, export, transport, distribute, promote, market, or otherwise dispose of a compound, molecule, construct or product.

1.17“FDA” means the Food and Drug Administration of the United States of America or a successor agency thereto.

1.18“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.19“Field of Use” means use in the cure, mitigation, treatment, or prevention of any disease or condition in humans.

1.20“First Commercial Sale” means, on a Licensed-Product-by-Licensed-Product basis and a country-by-country basis, the first arm’s length sale of a Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensees to a Third Party for end use or consumption of such Licensed Product in such country after the applicable regulatory authority of such country has granted Regulatory Approval of such Licensed Product; provided that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee for resale to end users; (b) any use of such Licensed Product in Clinical Trials, non-clinical development activities or other development activities (including treatment IND sales or early access program, solely to the extent that such Licensed Product is provided without charge or for an amount no greater than Licensee’s fully-burdened manufacturing cost for such Licensed Product) with respect to such Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensee, or disposal or transfer of such Licensed Product for a bona fide charitable purpose; and (c) compassionate use or named patient sales, in each case (in this subclause (c)) solely to the extent that such Licensed Product is provided without charge or for an amount no greater than Licensee’s fully-burdened manufacturing cost for such Licensed Product.

1.21“IND” means an application filed with a regulatory authority for authorization to commence Clinical Trials, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent thereof in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application (CTA) in the European Union) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.22“Know-How” means all commercial, technical, scientific, and other know-how and information, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, inventions, improvements, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results, in all cases, whether or not confidential, proprietary, or patentable, and whether in written, electronic, or any other form.

1.23“Licensed Know-How” means the Know-How listed in Exhibit A (which is incorporated herein by reference) that is provided by MSK or its Affiliates to Licensee under this Agreement. During the Term, the Parties may update Exhibit A by mutual agreement.

1.24“Licensed Patent Rights” means:

(a)the U.S., international, and foreign patent applications and patents listed in Exhibit A;

(b)any conversion, continuation, division, or substitution thereof;

(c)any claims in any continuation-in-part to the extent directed to subject matter specifically described in a patent application or patent listed in Exhibit A and entitled to the priority date of the application or patent under 35 U.S.C. § 120;

(d)any patents issuing on the patent applications described in the foregoing subclauses (a) through (c) of this Section 1.24 (Licensed Patent Rights);

(e)any international or foreign counterparts of the patent applications and patents described in the foregoing subclauses (a) through (d) of this Section 1.24 (Licensed Patent Rights); and

(f)any reissues, reexaminations, or extensions (including, without limitation, patent term adjustments, patent term extensions, and supplementary protection certificates) of the patents described in the foregoing subclauses (a), (d), and (e) of this Section 1.24 (Licensed Patent Rights).

For clarity, all Licensed Patent Rights existing as of the Effective Date are listed in Exhibit A.

1.25“Licensed Product” means: [***].

1.26“Licensed Rights” means the Licensed Know-How and the Licensed Patent Rights.

1.27“Mark” means: (a) any word, name, symbol, design, device, or any combination thereof, including any trademark, service mark, collective mark, collective membership mark, certification mark, trade name, or trade dress used to (i) identify and distinguish particular products as emanating from one Entity or source and not another, (ii) indicate the source of such products, or (iii) identify such products as being of a particular type or quality; any adaptation of any of the foregoing; and (b) any registration or application to register any of the foregoing.

1.28“Marketing or Communication Material” means any content, product, packaging, or other material produced by or on behalf of an Entity to promote or otherwise communicate information about the Entity or its brand, product, or service to a Third Party (e.g., without limitation, a potential or actual investor, customer, shareholder, or industry analyst) or to the public at large, whether in print, digital, illustrative, photographic, video, voice, or other media, including without limitation press releases, editorials, articles, publicity, advertising, signs, brochures, presentations, websites, social media, and other sales, promotional, commercial, or marketing literature.

1.29“Name” means any name or likeness of an Entity or any of its Affiliates, departments, directors, officers, employees, or agents, or any adaptation of any of the foregoing.

1.30“Net Sales” means [***]:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***]; and

(g)[***].

[***].

[***].

[***].

[***].

1.31[***].

1.32“Patent Challenge” means (a) any dispute over or challenge to the validity, patentability, scope, priority, construction, inventorship, ownership, enforceability, or noninfringement of any of the Licensed Patent Rights or (b) any action of opposing or assisting in the opposition of any of the Licensed Patent Rights, in each case ((a) or (b)), by Licensee, its Affiliates or Sublicensee through a legal or administrative proceeding, including in a court of law, before the U.S. Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration, including, without limitation, by interference, pre-issuance submission, third-party submission, derivation proceeding, opposition, post-grant review, reexamination, inter partes review, or declaratory judgment action. The term Patent Challenge will not include (a) Licensee, its Affiliates or any Sublicensee being an essential party in any patent interference proceeding before the USPTO, which interference Licensee acts in good faith to try to settle, or (b) Licensee, its Affiliates or any Sublicensee, due to its status as an exclusive licensee of patent rights other than the Licensed Patent Rights, being named by the licensor of such patent rights as a real party in interest in such an interference, so long as Licensee, its Affiliates or such Sublicensee either abstains from participation in, or acts in good faith to settle, the interference. A Patent Challenge will not include arguments made by Licensee, its Affiliates or any Sublicensee that (i) distinguish the inventions claimed in patents or patent applications owned or controlled by Licensee, its Affiliates or Sublicensees (“Licensee Patents”) from those claimed in the Licensed Patent Rights but (ii) do not disparage the Patent Rights or raise any issue of Patent Rights’ compliance with or sufficiency under applicable patent laws, regulations or administrative rules, in each case (A) in the ordinary course of ex parte prosecution of the Licensee Patents or (B) in inter partes proceedings before the USPTO or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Licensee Patents have been challenged.

1.33“Patent Expenses” means all reasonable out-of-pocket expenses associated with preparing, filing, Prosecuting, and maintaining the Licensed Patent Rights. Patent Expenses may include, without limitation, outside counsel fees, patent office fees (e.g., filing, examination, maintenance/renewal/annuity, extension, reissue, etc.), taxes, and costs associated with participating in proceedings before the U.S. Patent and Trademark Office or other agency or tribunal in any jurisdiction (e.g., interview, patent challenge by a Third Party, etc.). Patent Expenses further includes an administrative fee of five percent (5%) on outside counsel fees included in Patent Expenses solely in the event that Licensee or the applicable outside counsel requires that Licensee reimburse MSK for such fees rather than paying such outside counsel fees directly; provided that to the extent that only a portion of Patent Expenses is allocated to Licensee in accordance with Section 5.1(g)(iii), the administrative fee will apply only to such portion.

1.34“Phase I Trial” means, with respect to a Licensed Product, a Clinical Trial in which the Licensed Product is administered to one or more human subjects at single and/or multiple dose levels with a primary purpose of determining safety, metabolism, and/or pharmacokinetic and pharmacodynamic properties of the Licensed Product, consistent with 21 C.F.R. § 312.21(a) (or its successor regulation or comparable Applicable Laws in countries or jurisdictions outside the United States).

1.35“Phase II Trial” means, with respect to a Licensed Product, a Clinical Trial in which the Licensed Product is administered to one (1) or more human subjects with principal purposes of making a preliminary determination as to whether the Licensed Product is safe for its intended use, determining an optimal dose or dosage range of the Licensed Product, and/or obtaining sufficient information about the Licensed Product’s efficacy to permit the design of a Pivotal Trial, consistent with 21 C.F.R. § 312.21(b) (or its successor regulation or comparable Applicable Laws in countries or jurisdictions outside the United States).

1.36“Pivotal Trial” means, with respect to a Licensed Product, a Clinical Trial in which the Licensed Product is administered to one (1) or more human subjects, which trial is designed to: (a) establish that the Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions, and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support, either alone or together with one (1) or more other Clinical Trials having a comparable design and size, Regulatory Approval of a BLA for the Licensed Product, consistent with 21 C.F.R. § 312.21(c) (or its successor regulation or comparable Applicable Laws in countries or jurisdictions outside the United States).

1.37“Prosecution” or “Prosecute” or “Prosecuting” means, with respect to patent applications and patents, all proceedings before a patent office or other governmental authority of competent jurisdiction, including without limitation ex parte prosecution, interference proceedings, reissues, extensions (including, without limitation, patent term adjustments, patent term extensions, and supplementary protection certificates), reexaminations, oppositions, inter partes review, other post-grant review proceedings, and any judicial or other appeals of any of the foregoing.

1.38“Regulatory Approval” means, with respect to a Licensed Product and a country or jurisdiction in the Territory, any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including price approvals, that are necessary under Applicable Laws for Exploitation of the Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensees.

1.39“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any regulatory authority with respect to a Licensed Product in a country or jurisdiction in the Territory, other than patent rights, that prevents (a) such regulatory authority from granting any regulatory approval of a Third Party’s product in such country or other jurisdiction that is the same as or substantially identical to such Licensed Product, or (b) any Third

Party from making a cross reference to data regarding such Licensed Product held by such Regulatory Authority, including, as applicable, rights and exclusivities conferred in the United States under the FFDCA or Section 351 of the Public Health Service Act (including orphan drug exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, data exclusivity, pediatric exclusivity, reference product exclusivity, and patent term extension), rights conferred in the European Union under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions.

1.40“Royalty Term” means, on a Licensed-Product-by-Licensed-Product basis and country-by-country basis, the period of time commencing with the First Commercial Sale of a Licensed Product in a country and continuing until the later of: (a) the expiration or termination of the last to expire Valid Claim of the Licensed Patent Rights Covering such Licensed Product in such country; or (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.41“Sublicense Income” means consideration in any form other than running royalties on Net Sales that Licensee or its Affiliate receives from a Sublicensee or its Affiliates in any transaction or series of related transactions that include the grant to such Sublicensee of a sublicense under the Licensed Rights. Sublicense Income will (a) include any upfront payments, license or option fees, lump sum payments, equity securities, milestone payments, and other similar license fees and (b) exclude (i) royalty payments, (ii) reimbursement for documented cost of research and/or development activities performed or services provided by Licensee for the specific Licensed Product, on a going-forward basis (but not reimbursement for past expenses, on the basis of reimbursement of out-of-pocket expenses and/or payments for full-time equivalent (“FTE”) efforts of personnel at or below commercially reasonable and standard FTE rates for the location of Licensee and the kind of activities and services undertaken by Licensee for which such reimbursement is made to Licensee, (iii) bona fide loans, (iv) payments to purchase capital stock of Licensee at fair market, (v) amounts received as reimbursements of out-of-pocket Patent Expenses incurred by Licensee related to the Licensed Patent Rights being sublicensed and (vi) transfer price payments for the purchase of Licensed Product supplied by Licensee (or its Affiliate) made at prices negotiated at arms’ length and in compliance with the rules of applicable tax authorities. In the event Licensee or any of its Affiliates receives non-cash consideration in connection with a Sublicense, Sublicense Income will be calculated based on the fair market value of such consideration at the time of the transaction, assuming an arm’s length transaction made in the ordinary course of business; provided that if Licensee or any of its Affiliates receives any equity securities as part of the consideration for the grant of a sublicense under the Licensed Rights in a Sublicense, then Licensee or the relevant Affiliate of Licensee shall require the applicable Sublicensee to issue MSK’s share of such equity securities, as calculated pursuant to Section 5.1(e) (Sublicense Income) based on the fair market value of such consideration at the time of the transaction, directly to MSK. Notwithstanding the foregoing, to avoid double-counting of payments to MSK, Licensee shall have the right to credit any Milestone Payments paid to MSK pursuant to Section 5.1(d) (Milestones) against any Sublicense Income arising from payments received by the Licensee from a Sublicensee for achievement of the equivalent Milestone, prior to the calculation of the sublicense fees due to MSK under Section 5.1(e) (Sublicense Income).

1.42“Sublicense” means an agreement in which Licensee (or its Affiliate) (a) grants or otherwise transfers any of the rights licensed to Licensee hereunder together with other rights Controlled by Licensee (or its Affiliate) that are relevant to designing, developing, testing, making, using, selling, performing, or practicing of Licensing Products or use or practice of Licensed Rights; (b) agrees not to assert such rights or to sue, prevent, or seek a legal remedy for the performance or practice of same; or (c) is under an obligation to grant, assign, or otherwise transfer any such rights or non-assertion, or to forebear from granting or otherwise transferring such rights to any other Entity. Agreements expressly considered Sublicenses include: (i) licenses, option agreements, “lock up” agreements, right of first refusal agreements, non-assertion agreements, covenants not to sue, distribution agreements that grant or otherwise transfer any rights licensed to Licensee hereunder, or similar agreements; (ii) agreements that grant or otherwise transfer rights licensed to Licensee under this Agreement along with rights owned by Licensee or granted to Licensee by a Third Party; and (iii) any amendments to or restatements of any of the foregoing. For the avoidance of doubt, (A) if a Sublicense is entered into pursuant to an option or similar agreement pursuant to which Licensee (or its Affiliate) grants an option to acquire a sublicense under the Licensed Rights, then the date of execution of the Sublicense will be the execution date of the option or similar agreement, not the date of the exercise of the option under such option or similar agreement, and (B) “Sublicense” excludes any agreement with any Third-Party contractor, vendor or service provider that is engaged by the Licensee (or its Affiliates) to perform services for or on behalf of the Licensee (or its Affiliates) in connection with the Exploitation of Licensed Products (“Subcontractor”).

1.43“Sublicensee” means an Entity to which Licensee (or its Affiliate) has granted a sublicense of the Licensed Rights; provided that, for clarity, Sublicensee excludes any (i) Affiliate of Licensee or (ii) Subcontractor.

1.44“Term” means the term of this Agreement, which is further defined in Section 16.1 (Term).

1.45“Territory” means worldwide.

1.46“Third Party” means any Entity other than MSK, Licensee, or any of their respective Affiliates.

1.47“Valid Claim” means, on a country-by-country basis:

(a)a claim issued or granted in an unexpired patent included in the Licensed Patent Rights, which claim (i) has not been permanently revoked, canceled, or held unenforceable, unpatentable, or invalid by a decision of an administrative agency, court, tribunal, or other governmental authority of competent jurisdiction, from which no further appeal is allowed or timely taken; and (ii) has not been abandoned, withdrawn, or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or

(b)a claim pending in a patent application included in the Licensed Patent Rights, which claim was filed and is being Prosecuted and maintained in good faith and has not been abandoned, finally rejected or finally disallowed by an administrative agency, court, tribunal, or other governmental authority of competent jurisdiction, from which no refiling can occur and no further appeal is allowed or timely taken; provided that such pending patent application has not been pending for more than [***] after the earliest priority date for such application.

The invalidity of a particular Valid Claim in one (1) or more countries will not invalidate such Valid Claim in any other countries. For the avoidance of doubt, a Valid Claim in a patent application filed pursuant to the Patent Cooperation Treaty will be considered pending in all jurisdictions designated in such application.

Article 2

GRANT

2.1License Grant. Subject to all of the terms and conditions of this Agreement, MSK hereby grants to Licensee a royalty-bearing license under the Licensed Rights to Exploit Licensed Products for the Field of Use in the Territory. The foregoing license (a) is sublicensable as provided in Article 3 (Sublicenses) and (b) is exclusive as to the Licensed Patent Rights, subject to the reserved rights provided in Section 2.2 (Reserved Rights) below, and non-exclusive as to the Licensed Know-How.

2.2Reserved Rights. Notwithstanding anything in this Agreement to the contrary, the licenses granted by MSK under this Agreement are subject to the following reserved rights:

(a)The rights of the United States of America, as set forth in (i) Public laws 96-517 and 98-620 (as codified at 35 U.S.C. Section 200 et seq.), the regulations promulgated thereunder and any successor statutes and regulations, in each case, as amended from time to time and (ii) the policy of any funding agencies. Any rights granted hereunder which are greater than permitted by the rights reserved by the United States of America detailed in the preceding sentence are subject to modification as required to conform to such rights reserved.

(b)MSK’s right to use the Licensed Patent Rights for internal and noncommercial (i) clinical and non-clinical research, (ii) testing, (iii) educational, and (iv) patient care purposes, and to permit others at academic, government, and not-for-profit institutions to use the Licensed Rights in the course of such institution’s internal and non-commercial (A) research, (B) testing, (C) educational, and (D) patient care purposes.

(c)No Implied Rights. MSK reserves all rights not expressly granted in this Agreement. This Agreement confers no license or rights by implication, estoppel, or otherwise under any other technology, patent applications, or patents owned, licensed, or otherwise Controlled in whole or in part by MSK other than the Licensed Rights as set forth in this Agreement. Licensee understands that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents or other intellectual property not included in the Licensed Rights.

(d)Affiliates. To the extent that Licensee is authorized to have some or all of its rights or obligations under this Agreement exercised or performed on Licensee’s behalf by one or more of its Affiliates, such exercise or performance shall be consistent with all of the terms and conditions of this Agreement. If an Affiliate of Licensee does assume any of Licensee’s obligations under the Agreement, Licensee shall ensure that such Affiliate performs such obligations in accordance with this Agreement. Any act or omission of such Affiliate which would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement, and MSK may seek a remedy directly against Licensee and may, but is not required to, seek a remedy against such Affiliate.

Article 3

SUBLICENSES

3.1General. Licensee and its Affiliates shall have the right to grant, through multiple tiers, sublicenses (and may amend such sublicenses), subject to the terms and conditions of this Agreement, provided that, with respect to any Sublicensee, Licensee may only sublicense the Licensed Rights to such a Sublicensee together with the license of other Patents Controlled by Licensee that Cover the same Licensed Product for which such sublicense is granted. Licensee shall, within [***] after the grant or amendment of any Sublicense, provide MSK with (a) a complete copy of each sublicense agreement (or amendment to an existing Sublicense) and (b) any associated agreements between Licensee (or its Affiliate) and the Sublicensee, or between an existing Sublicensee and its subsequent Sublicensee; provided that, in each case ((a) and (b)), such agreement or amendment may be redacted to remove any information that is not necessary for MSK to confirm Licensee and Sublicensee’s compliance with the requirements of this Agreement. Within [***] after MSK’s first receipt of a copy of a Sublicense or any associated agreement under this Section 3.1, upon request by MSK and at MSK’s expense, if such copy is redacted Licensee shall permit MSK’s outside counsel to inspect a copy of such Sublicense or associated agreement (with the provisions therein that are applicable to Licensee’s obligations under this Agreement unredacted) to verify that such Sublicense complies with this Agreement; provided that MSK’s outside counsel conducting such inspection shall not disclosed or otherwise provide access to such copy to any person and shall only disclose a summary of the results of such inspection to MSK’s Office of General Counsel. All such documents and agreements provided to MSK or its advisors, and any results of such inspections conducted, under this Section 3.1 will be deemed Confidential Information of Licensee.

3.2Notice. Any Sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, including without limitation, to the extent applicable to the relevant Sublicensee, the restrictions, limitations, and obligations of Articles 2 (Grant), 4 (Diligence), 6 (Reports and Records), 9 (Confidentiality), 10 (Indemnification and Insurance), 12 (Compliance with Law), and 13 (Non-Use of Names) and Sections 7.5 (Patent Term Extension), 11.3 (Warranty Disclaimers; Limitation of Liability), 18.1 (Governing Law), and 18.2 (Waiver). Each Sublicense will provide that MSK is an intended third-party beneficiary under the Sublicense with the right to enforce the applicable terms of the Sublicense, including intellectual property ownership and enforcement, indemnification obligations, insurance and compliance with laws, and termination provisions. Licensee remains responsible for the operations of any Sublicensee under a Sublicense, as if the operations were carried out by Licensee under this Agreement. Notwithstanding any Sublicense, Licensee will remain primarily liable to MSK for all of Licensee’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement. If MSK has a claim arising under this Agreement against a Sublicensee, then MSK may seek a remedy directly against Licensee and may, but is not required to, seek a remedy against the Sublicensee. If a Sublicensee (or an Affiliate of such Sublicensee) undertakes a Patent Challenge (excluding, for clarity, any Pre-Existing Patent Challenge (as defined below)), then Licensee, after receipt of notice from MSK of such Patent Challenge, shall terminate the applicable Sublicense, unless, within [***] after receiving such notice from MSK, Licensee causes such Sublicensee (or its Affiliate) to cease or withdraw from such Patent Challenge.

3.3Notice of Breach, Termination, Challenge. Licensee will promptly provide MSK with a copy of any notice of breach, termination, Patent Challenge, or the like sent to or received from a Sublicensee, in each case, with respect to the applicable Sublicense.

3.4No Release. Nothing in this Article 3 (Sublicenses) may be construed to relieve Licensee of its obligations to MSK under this Agreement.

Article 4

DILIGENCE

4.1Due Diligence.

(a)General Obligations and Diligence Benchmarks. Licensee shall use Commercially Reasonable Efforts to (i) bring one or more Licensed Products to market and (ii) thereafter, continue active marketing efforts for Licensed Products with Regulatory Approval throughout the Term. Without limiting the generality of the foregoing, Licensee shall meet the following diligence benchmarks (each, a “Diligence Benchmark”), either directly or indirectly through its Affiliates and/or Sublicensees, by the corresponding due dates as specified below (each, an “Achievement Date”), subject to Section 4.2 (Regulatory Issues) and Section 4.3 (Failure to Satisfy):

(i)[***]

(1)[***].

(2)[***].

(3)[***].

(4)[***].

(5)[***].

(6)[***].

(ii)[***]

(1)[***].

(2)[***].

(3)[***].

(4)[***].

(5)[***].

(6)[***].

(iii)[***]

(1)[***].

(2)[***].

(3)[***].

(4)[***].

(5)[***].

(6)[***].

For purposes of this Section 4.1(a) (General Obligations and Diligence Benchmarks), MSK will consider efforts of an Affiliate or Sublicensee as efforts of Licensee, any of the achievement of any of the above Diligence Benchmarks by an Affiliate of Licensee or Sublicensee shall be deemed the achievement of the applicable Diligence Benchmark by Licensee.

(b)Notice. Licensee will give MSK written notice within [***] of the achievement of each of the above Diligence Benchmarks and such notice will include evidence that is reasonably sufficient for MSK to confirm the achievement of the relevant Diligence Benchmark.

(c)Development Plan. A development plan setting forth Licensee’s plan for bringing the subject matter of the Licensed Rights to practical application in the Field of Use is attached hereto as Exhibit B, which is incorporated herein by reference (as amended from time to time by Licensee pursuant to this Agreement, the “Development Plan”). The Development Plan will include, for example, relevant schedules of capital investments needed to implement the plan, facility plans, number and kind of personnel and time planned for each phase of development of the Licensed Products for a [***] period, to the extent formed by Licensee. At least [***] before the beginning of each Calendar Year during the Term, Licensee will submit to MSK an updated and amended Development Plan in writing for MSK’s review and comment, which Development Plan will meet the requirements of this Section 4.1(c) (Development Plan). The Development Plan shall (i) be consistent with Licensee’s general obligations under this Agreement, (ii) set forth the particular Licensed Products that Licensee intends to develop and summaries of practical applications of such Licensed Products, (iii) cite Licensee’s specific (but non-binding) goals and objectives for the ensuing Calendar Year for developing or commercializing the Licensed Rights, and (iv) outline Licensee’s plan for achieving the Diligence Benchmarks set forth above. The outline must include actual or projected financial resources or strategic alliances that will be required to meet such objectives.

(d)Regulatory Approval. Licensee will be solely responsible, at its sole cost and expense, for obtaining and maintaining Regulatory Approvals for the Licensed Products. Licensee will advise MSK, through annual updates of the Development Plan as described in Section 4.1(c) (Development Plan) above, of its program of development for obtaining Regulatory Approvals for the Licensed Products.

(e)Extension of Achievement Dates. Licensee may extend the Achievement Date for each Diligence Benchmark for each Licensed Product (i.e., for each of the [***]) by additional [***]-period up to [***] times for each Diligence Benchmark for each Licensed Product by (i) notifying MSK in writing, and (ii) paying MSK an extension fee of [***] for each such [***] extension. If however, the delays are purely due to a Regulatory Issue beyond the control of Licensee, MSK and Licensee will engage in good faith discussions to adjust the diligence timelines to reflect the impact of regulatory changes without the charges above, and MSK will not unreasonably withhold consent to a reasonable adjustment to the Diligence Benchmark(s) or dates specified therefore.

4.2Regulatory Issues. If Licensee is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product that (a) by its terms directs, recommends or may reasonably be expected to require suspension or cessation of manufacturing, sale, development or marketing efforts with respect to the Licensed Products, (b) concerns a recall or potential recall of Licensed Products, or (c) concerns a loss of life or material issue of safety ((a) through (c), a “Regulatory Issue”) that may reasonably be expected to adversely affect Licensee’s compliance with its obligations hereunder, including, for clarity, Licensee’s achievement of the Diligence Benchmarks pursuant to Section 4.1(a) (General Obligations and Diligence Benchmarks), then Licensee will provide notice (and copies of any notices from a Regulatory Authority) to MSK without delay and keep MSK reasonably apprised of any response or correspondence with the relevant regulatory authority with respect to such Regulatory Issue. Licensee’s failure to comply with its diligence obligations (including, for clarity, Licensee’s achievement of the Diligence Benchmarks) pursuant to Section 4.1(a) (General Obligations and Diligence Benchmarks) attributable to any Regulatory Issue that arises from any fact or circumstances beyond the reasonable control of Licensee as a result of any governmental authority or certification agency act, order or restriction (except if imposed due to or resulting from Licensee’s violation of Applicable Laws) shall toll such diligence obligations for a period of no more than [***] so long as during such tolling period Licensee engages in diligent efforts to resolve such Regulatory Issue, and the resulting delay shall not be deemed a breach of this Agreement by Licensee.

4.3Failure to Satisfy. Licensee’s failure (except as set forth in Section 4.2 (Regulatory Issues)) to achieve any Diligence Benchmark set forth in Section 4.1 (Due Diligence) within the applicable Achievement Date will give rise to MSK’s ability to terminate this Agreement with respect to the cell type that the applicable Licensed Product (e.g., [***]) corresponds to pursuant to Section 16.2(c) (Termination by MSK).

Article 5

CONSIDERATION

5.1Financial Consideration. In partial consideration of the rights granted by MSK to Licensee under this Agreement, Licensee will make the following payments to MSK according to this Article 5 (Consideration).

(a)License Fee. Licensee will pay to MSK:

(i)[***]; and

(ii)[***].

For clarity, the license fee set forth in this Section 5.1(a) (License Fee) will be fully earned as of the Effective Date, non-refundable, and non-creditable against any other obligations hereunder.

(b)Running Royalties.

(i)Licensee will pay to MSK running royalties on a Licensed-Product- by-Licensed-Product basis and country-by-country basis in an amount equal to a percentage specified in the following Table 2 (Base Royalty Rates) (a “Base Royalty Rate”) of [***] during the applicable Royalty Term for each Licensed Product in each country, whether the Net Sales were made by Licensee, its Affiliates or Sublicensees.

(ii)If Licensee pays a Third Party any royalties with respect to a license under any intellectual property right owned or controlled by such Third Party in connection with Licensee’s Exploitation of the Licensed Products under this Agreement, then up to [***] of such royalty payments paid to such Third Party under such license may be offset by Licensee from the applicable royalty payments due to MSK under this Agreement for the corresponding [***]. In no event will the royalties paid to MSK be reduced to less than [***] in any country. On a Licensed-Product-by-Licensed-Product basis and country-by-country basis, upon expiration of the Royalty Term with respect to a Licensed Product in a country, Licensee will have a fully paid-up, perpetual, irrevocable (except in the event of termination of this Agreement by MSK for Licensee’s uncured material breach pursuant to Section 16.2(e)) license under the Licensed Rights with respect to such Licensed Product in such country.

TABLE 2 (Base Royalty Rates)

Licensed Product	Base Royalty Rate
[***]	[***]
[***]	[***]

(c)Guaranteed Minimum Royalties. Commencing on the date of First Commercial Sale of a Licensed Product, on each ensuing anniversary of the Effective Date until [***], Licensee will pay to MSK minimum annual royalty payments in the amount of [***] per Calendar Year. These minimum annual royalty payments will be fully credited against the running royalty payments payable pursuant to Section 5.1(b) (Running Royalties) above for the same Calendar Year. If such running royalty payments are insufficient to meet said minimum annual royalty payment requirements for a given Calendar Year, Licensee will pay the difference between such running royalty payments and the minimum annual royalty payments.

(d)Milestones. Within [***] of the occurrence of any event specified in the following Table 3 (Milestones) (each, a “Milestone”), Licensee will notify MSK of Licensee’s or its Affiliate’s or Sublicensee’s achievement of such Milestone and pay to MSK the corresponding milestone payment specified in Table 3 (Milestones) (each, a “Milestone Payment”). For the avoidance of doubt, the Milestone Payment for each Milestone specified in Table 3 will be payable only once per Licensed Product.

TABLE 3 (Milestones)

Milestone	Milestone Payment (in U.S. dollars) for the First Licensed Product	Milestone Payment (in U.S. dollars) for Each of the Second and Subsequent Licensed Products
1) [***]	[***]	[***]
2) [***]	[***]	[***]
3) [***]	[***]	[***]
4) [***]	[***]	[***]
5) [***]	[***]	[***]
6) [***]	[***]	[***]
7) [***]	[***]	[***]
8) [***]	[***]	[***]
9) [***]	[***]	[***]

Milestone Payments are meant to be successive. With respect to Milestones [***]. No amounts shall be due for repeated achievements of any Milestone by the same Licensed Product (i.e., in order to trigger a second or subsequent Licensed Product payment stream, a subsequent and different Licensed Product, as described in Section 1.25 (Licensed Product), shall be required).

(e)Sublicense Income. During the Term of this Agreement, the following will apply:

(i)If Licensee grants a Sublicense and such Sublicense does not include the grant of a license or sublicense by Licensee under other intellectual property rights that are owned or otherwise controlled by a Third Party that are not included within the Licensed Rights, then Licensee shall pay to MSK a sublicense fee for the grant of such Sublicense calculated as a portion of Sublicensing Income received by Licensee for the grant of such Sublicense as follows:

(1)[***] of such Sublicensing Income if the Sublicense is granted prior to the dosing of the first patient in a Phase I Trial;

(2)[***] of such Sublicensing Income if the Sublicense is granted after dosing of the first patient in a Phase I Trial but before BLA approval; and

(3)[***] of such Sublicensing Income if the Sublicense is granted after BLA approval.

(ii)[***]:

(1)[***];

(2)[***]; and

(3)[***].

[***].

(iii)For the avoidance of doubt, it is the Parties’ intent that the Sublicense Income from any Sublicenses will be subject to Section 5.1(e)(i) or Section 5.1(e)(ii) above, such that any Sublicense Income will trigger the sublicense fee payment obligations under this Section 5.1(e).

(f)Transfer Cost Reimbursements. Licensee will reimburse MSK for any costs incurred by MSK in connection with the transfer of Licensed Know-How to Licensee. Such transfer will be governed by a separate agreement containing budget, timelines, and other details to be negotiated in good faith by the Parties.

(g)Patent Expense Reimbursements. Licensee will reimburse MSK for all documented, out-of-pocket Patent Expenses incurred by MSK before, on, and after the Effective Date for the remainder of the Term of this Agreement; provided that (i) with respect to any such Patent Expenses incurred by MSK prior to the Effective Date, MSK shall provide an invoice of such Patent Expenses (subject to allocation based on the total number of licensees as set forth in the ensuing subclause (iii)) within [***] of the Effective Date and Licensee shall reimburse MSK for such Patent Expenses within [***] of Licensee’s receipt of such invoice, (ii) with respect to any such Patent Expenses incurred by MSK on or after the Effective Date, MSK shall provide an invoice of such Patent Expenses (subject to allocation based on the total number of licensees as set forth in the ensuing subclause (iii)) within [***] of incurring such Patent Expenses and Licensee shall reimburse MSK for such Patent Expenses within [***] of Licensee’s receipt of such invoice, and (iii) the foregoing Patent Expenses under the foregoing subclauses (i) and (ii) will be allocated to Licensee based on [***].

5.2Consequences of a Patent Challenge. In the event that MSK has the right to terminate this Agreement pursuant to Section 16.2(g) (Termination by MSK), but MSK does not choose to exercise its rights to terminate this Agreement pursuant to Section 16.2(g) (Termination by MSK), then (a) Licensee will pay all Patent Expenses associated with the applicable Patent Challenge that are incurred by MSK within [***] after receiving an invoice from MSK, (b) any fees, royalties, milestones, or other payments due and payable to MSK under ARTICLE 5 (Consideration) will be trebled as of the initiation of the legal or administrative proceeding of such Patent Challenge for the remainder of the Term of this Agreement, and (c) at any time after such Patent Challenge is brought, MSK may terminate this Agreement immediately upon written notice to Licensee, provided that if any of these subsections (a) through (c) are held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect any of the other subsections. In the event that such a Patent Challenge is successful, Licensee will have no right to recoup any payments paid during the period of challenge. In the event that a Patent Challenge is unsuccessful, Licensee will reimburse MSK for all reasonable Patent Expenses incurred in its defense against the relevant Patent Challenge not previously reimbursed. For clarity, payments due during the pendency of the Patent Challenge will be paid directly to MSK and not placed in escrow or other account.

5.3Payment Terms. Unless otherwise expressly set forth herein, payments will be payable [***] after they are due, paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country, provided that such designation does not impose additional costs, fees or payment obligations on Licensee. If any currency conversion will be required in connection with the payment of royalties hereunder, such conversion will be made by using the exchange rate prevailing at the [***].

5.4Interest. If any amount to be paid by a Party to the other Party under this Agreement has not been paid when due, then such late payment shall accrue interest at the rate [***].

5.5Tax Withholding. Payments will be made in full, without deduction or withholding for wire transfer fees or currency exchange fees. The Parties will cooperate to prevent or minimize the need for any withholding, and at the request of Licensee, MSK will provide Licensee with documents evidencing its tax status in the United States. Any withholding or other tax that is required by law to be withheld with respect to payments owed by Licensee will be deducted by Licensee from such payment prior to remittance and paid over to the relevant taxing authorities when due. Licensee will promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK will seek to obtain the release of any such withheld amounts from the taxing authority. At MSK’s request, Licensee will provide MSK with reasonable assistance to release the withheld amount to MSK. If the full withheld amount is not released to MSK within [***] of the payment date despite the diligent efforts of MSK and Licensee to obtain its release, then Licensee will pay to MSK the amount equal to the withheld amount and the right to receive such withheld amount from the pertinent taxing authority will be assigned from MSK to Licensee (or paid over to Licensee by MSK if the taxing authority releases it directly to MSK).

5.6Waiver or Deferral. Waiver or deferral by MSK of any payment owed under this Agreement may not be construed as a waiver or deferral of any subsequent payment owed by Licensee to MSK.

5.7Priority Review Voucher. If the FDA issues a Priority Review Voucher (PRV) for a Licensed Product, and Licensee or its Affiliate, in its discretion, sells such PRV, Licensee shall distribute [***] of the net proceeds received by Licensee from such sale to MSK.

Article 6

REPORTS AND RECORDS

6.1Commercialization Reports. Licensee, within [***] of the end of each Calendar Quarter, will deliver to MSK true and accurate reports, giving such particulars of the business conducted by Licensee, its Affiliates and its Sublicensees during the preceding period. The reports will include at least the following information, to be itemized per Licensed Product by country of sales origin: (a) the amount of gross sales of each Licensed Product during the applicable Calendar Quarter; (b) Net Sales of each Licensed Product during the applicable Calendar Quarter (expressed in local currency and converted to US dollars pursuant to Section 5.3 (Payment Terms)); (c) a calculation of the amount of royalty payment due to MSK on such Net Sales for such Calendar Quarter, including the amount of any royalty reduction and credit, pursuant to Section 5.1(b) (Running Royalties) and Section 5.1(c) (Guaranteed Minimum Royalties); (d) the aggregate Net Sales of each Licensed Product in the Territory during the applicable Calendar Year and whether any Milestones #6 through #9 under Section 5.1(d) (Milestones) has been achieved; and (e) Sublicense Income and calculation of any sublicense fees due to MSK under Section 5.1(e) (Sublicense Income).

6.2Record-keeping; Audits. Licensee will keep, and will require its Affiliates and Sublicensees to keep, full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder. Said books and records will include, but not be limited to: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements (as to Licensed Product sales), inventory and production records and shipping documents. Said books and records will be maintained for a period of no less than [***] following the period to which they pertain. Such records will include original data files used to prepare the submitted commercialization reports pursuant to Section 6.1 (Commercialization Reports). For the Term and for [***] thereafter, and at least annually, MSK or its agents will have the right upon reasonable written notice to inspect such books and records for the purpose of verifying Licensee’s royalty statement or compliance in other respects with this Agreement; provided that such agents shall be bound by commercially reasonable confidentiality and non-use obligations prior to commencing such inspection. Such inspections will be conducted upon reasonable prior written notice and during normal working hours of Licensee and such inspections shall not be conducted more than once in any given [***] period or be repeated for any given Calendar Quarter. Should such inspection lead to the discovery of a discrepancy greater than [***], in reporting to MSK’s detriment, Licensee will pay the full cost of such audit plus interest as provided in Section 5.4 (Interest). In the event of a dispute with respect to any audit under this Section 6.2 (Record-keeping; Audits), the Parties shall work in good faith to resolve the dispute. If the audit determines an error that is due to a misinterpretation of the license agreement language or if the error results from the application of an incorrect accounting or clerical methodology, MSK and or their agents will be entitled to correct such errors for the period of time that the statute of limitations of the governing state allows. Any additional royalties due from the correction of errors from the prior periods will be subject to interest as provided for late payments. Licensee will ensure that any Sublicense granted under this Agreement will include audit provisions substantially identical in all material respects to those set forth in this Section, and Licensee agrees to exercise such audit rights for the benefit of MSK if requested by MSK in connection with any audit by MSK provided in this Section.

6.3Royalties. With each commercialization report submitted pursuant to Section 6.1 (Commercialization Reports), Licensee will pay to MSK the royalties due and payable under this Agreement for such Calendar Quarter. If no royalties will be due, Licensee will so report.

6.4Milestone Payments. Milestone Payments under this Agreement shall be paid by Licensee within [***] after Licensee dispatches (or was required to dispatch) its notice of achievement of the corresponding Milestone pursuant to Section 5.1(d) (Milestones).

Article 7

PATENT PREPARATION, FILING, PROSECUTION, AND MAINTENANCE

7.1Responsibility. MSK, in its sole discretion, is responsible for preparing, filing, Prosecuting, and maintaining the patent applications and patents included within the Licensed Patent Rights. As long as the license granted to Licensee under the Licensed Patent Rights in Section 2.1 (License Grant) remains exclusive, (a) MSK will provide, or cause its agent to provide, Licensee with copies of relevant material documentation in connection with preparation, filing, Prosecution and/or maintenance of the Licensed Patent Rights and correspondence between MSK and the U.S. Patent and Trademark Office or the various foreign patent offices with respect to such preparation, filing, Prosecution, and maintenance of Licensed Patent Rights (including, without limitation, proposed patent applications and proposed responses to any substantive communications) (“Patent Prosecution Materials”), (b) and, to the extent practicable, Licensee shall have reasonable opportunity to review and comment on such Patent Prosecution Materials, and (c) MSK will consider Licensee’s comments thereto in good faith and incorporate any reasonable comments provided by Licensee into such Patent Prosecution Materials. Licensee designates the following individual or department for receiving the patent-related correspondence:

[***]

7.2Patent Cost Reimbursements. Licensee will reimburse Patent Expenses according to Section 5.1(g) (Patent Expense Reimbursements).

7.3Relinquishing Rights. MSK will Prosecute and maintain the Licensed Patent Rights in the Territory, using counsel of MSK’s choice reasonably acceptable to Licensee. If Licensee does not agree to bear the Patent Expenses in connection with any Licensed Patent Right in any country or jurisdiction in the Territory in which MSK wishes to obtain patent protection, then MSK may file and Prosecute such Licensed Patent Right at its own expense and the license granted hereunder will exclude such Licensed Patent Right in such country or jurisdiction. Licensee may surrender its licenses under any of the patents or patent applications within the Licensed Patent Rights in any country or jurisdiction of the Territory by giving at least [***] advance written notice to MSK. However, if Licensee is surrendering any patent or application within the Licensed Patent Rights on which an inter partes review, post-grant review proceeding, interference proceeding, other opposition or any appeal thereof has been declared or filed, the notice period shall be at least [***]. If Licensee so surrenders its rights, it will remain responsible for reimbursing all Patent Expenses incurred by MSK before or during the applicable notice period as set forth in Section 5.1(g) (Patent Expense Reimbursements). Thereafter, Licensee will have no further obligation to pay any Patent Expenses for such patents or patent applications within the Licensed Patent Rights that it surrendered. Notwithstanding the foregoing, if Licensee surrenders its rights with respect to all patents and patent applications within the Licensed Patent Rights, then Licensee shall be deemed to have terminated this Agreement for convenience as of the effective date of such surrender.

7.4Cooperation and Common Interest. Upon MSK’s request, Licensee will reasonably cooperate with MSK in preparing, filing, Prosecuting, and maintaining the patent applications and patents within the Licensed Patent Rights. Licensee will provide prompt notice to MSK of any matter that comes to its attention that may affect the patentability, validity, or enforceability of any patent application or patent within Licensed Patent Rights. The Parties acknowledge and agree that, with regard to the preparation, filing, Prosecution, and maintenance of the Licensed Patent Rights, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. All non-public information disclosed by MSK or its agent to Licensee regarding preparation, filing, Prosecution, or maintenance of the Licensed Patent Rights, will be deemed Confidential Information of MSK. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Licensed Patent Rights or Confidential Information, including privilege under the common interest doctrine and similar or related doctrines. Licensee will maintain confidential all information received from MSK or its agent pursuant to this Article 7 (Patent Preparation, Filing, Prosecution, and Maintenance).

7.5Patent Term Extension. MSK will have the right to make decisions regarding, and to apply for and obtain, in each case, in good faith consultation with Licensee, patent term restoration for Licensed Patent Rights with respect to any Licensed Product in any country or jurisdiction in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, and MSK will determine which such Licensed Patent Rights will be extended (including, without limitation, by filing supplementary protection certificates and any other extensions that are now or in the future become available) as applicable to a Licensed Product. MSK shall keep Licensee reasonably informed of the progress of its patent term extension efforts, by providing Licensee with copies of all material documentation and correspondence with the relevant patent authorities so that Licensee may be informed and advise MSK on securing patent term extensions for certain Licensed Patent Rights, and MSK agrees to consider in good faith all such reasonable comments.

7.6Unitary Patent and Unified Patent Court. MSK will have the exclusive right to opt- in or opt-out of the European Patent Organisation Unitary Patent and/or the Unified Patent Court for all Licensed Patent Rights; provided that MSK shall keep Licensee reasonably informed of its decisions to opt-in or opt-out of the European Patent Organisation Unitary Patent and/or the Unified Patent Court for all Licensed Patent Rights by providing Licensee with copies of all material documentation and correspondence with the relevant authorities so that Licensee may be informed and advise MSK on exercising such opt-in or opt-out rights, as applicable, and MSK agrees to consider in good faith all such reasonable comments. Without limiting the generality of the foregoing, Licensee will not initiate any action with respect to Licensed Patent Rights that would result in MSK being obligated to opt-in or opt-out of the European Patent Organisation Unitary Patent and/or the Unified Patent Court with respect to such Licensed Patent Rights prior to MSK making a final, binding determination as to so opt-in or opt-out.

Article 8

PATENT ENFORCEMENT

8.1Monitoring. Licensee will use commercially reasonable efforts to monitor infringement by any Third Parties of the Licensed Patent Rights in the Field of Use in the Territory. Licensee will keep MSK timely informed of any such infringement activities by a Third Party. If, at any time during the Term, either Party becomes aware of any infringement of the Licensed Patent Rights, such Party will promptly notify the other Party of such infringement.

8.2Actions. This Section 8.2 (Actions) sets forth the Parties’ rights of enforcement and defense in relation to the Licensed Patent Rights.

(a)First Right. As long as the license under the Licensed Patent Rights granted in Section 2.1 (License Grant) remains exclusive, Licensee will have the first right, but not the obligation, to initiate legal proceedings to pursue enforcement of the Licensed Patent Rights against apparent Third Party infringers in the Field of Use within the Territory during the Term at its own control and expense, provided that the infringement arises from the manufacture, use, sale, offer for sale, or importation of a product that would be a Licensed Product if carried out by Licensee, and provided, further, that any legal proceedings brought by Licensee must include enforcement of any patent or patent application (to the extent there is any) owned or otherwise controlled by Licensee or its Affiliate that Licensee has good faith reason to believe is also infringed by the relevant alleged infringer’s actions. Before Licensee commences any legal proceeding, Licensee will consider in good faith the views of MSK, particularly as they relate to the potential effects on the public interest and any Third Party licensees of Licensed Patent Rights subject to the enforcement action for other fields of use or for products that are not Licensed Products. Licensee will have [***] from becoming aware of infringement of the Licensed Patent Rights to decide whether it will seek to terminate the infringement. If Licensee notifies MSK that it intends to prosecute the alleged infringer, then Licensee has [***] from the date of its notice to MSK to either (i) cause the infringement to terminate or (ii) initiate legal proceedings against the infringer before MSK has the right to pursue enforcement under and subject to Section 8.2(b) (Second Right). If any such suit with respect to infringement is brought by Licensee in its own name, or jointly with MSK if required by Applicable Laws, it will be at Licensee’s expense and on MSK’s own behalf, but Licensee will not be obligated to bring more than one such suit at a time. Licensee will keep MSK updated as to any and all material developments in the prosecution, and MSK will have a right to comment on the strategy and key submissions related to the prosecution with any reasonable comments of MSK to be implemented and included by Licensee in good faith. If Licensee exercises its right to pursue prosecution, Licensee will be obligated to defend any cross claim or counterclaim or action for declaratory judgment related to the Licensed Patent Rights or Licensed Product; provided, however, that MSK will have the right to intervene and assume sole control of such defense at its own expense. MSK shall provide Licensee with all reasonable assistance and cooperation in conducting and/or defending against legal proceedings relating to the Licensed Rights and/or Licensed Products as set forth in this Section 8.2(a) (First Right), including joining in any such legal proceedings at Licensee’s request and expense, provided that in any case, Licensee shall at all times have the full control of conducting and/or defending such legal proceedings. MSK independently has the right to join any legal proceeding brought by Licensee under this Section 8.2(a) (First Right) at its own expense. If MSK elects to join as a party plaintiff pursuant to this Section 8.2(a) (First Right), MSK may jointly participate in the action with Licensee, but Licensee’s counsel will be lead counsel and Licensee will have final decision-making authority with respect to such action.

(b)Second Right. If Licensee (i) informs MSK that it does not intend to prosecute an infringement pursuant to its rights under Section 8.2(a) (First Right) or (ii) fails to cause the infringement to terminate or bring legal proceedings to compel termination within six (6) months of Licensee’s notice to MSK, then MSK may initiate legal proceedings to pursue enforcement of the Licensed Patent Rights against the alleged infringer, at its own expense. If any such suit with respect to infringement is brought by MSK in its own name, or jointly with Licensee if required by Applicable Laws, it will be at MSK’s expense and on MSK’s own behalf. Licensee independently has the right to join any legal proceeding brought by MSK under this Section 8.2(b) (Second Right) at its own expense. If Licensee elects to join as a party plaintiff pursuant to this Section 8.2(b) (Second Right), Licensee may jointly participate in the action with MSK with counsel of its own choosing, but MSK’s counsel will be lead counsel and MSK will have final decision-making authority with respect to such action.

8.3Cooperation; Settlement. If one Party initiates legal proceedings to enforce the Licensed Patent Rights pursuant to this Article 8 (Patent Enforcement), the other Party will cooperate with and supply all assistance reasonably requested by the Party initiating the proceedings, at the initiating Party’s request and expense unless otherwise expressly set forth herein. For the avoidance of doubt, in any such legal proceeding, the Party enforcing such legal proceeding may affect joinder of the non-enforcing Party, if such non-enforcing Party is an indispensable or necessary party under Applicable Law. Regardless of whether MSK is joined or joins any legal proceeding initiated by Licensee, no settlement, consent judgment, or other voluntary final disposition of a legal proceeding commenced under this Article 8 (Patent Enforcement) may be entered into without the prior written consent of MSK in its sole and absolute discretion. In addition, Licensee will not settle or resolve, whether formally or informally, a contractual dispute with any Third Party, including a Sublicensee, in a manner that admits the invalidity, unenforceability of the Licensed Patent Rights or would diminish, impair, or eliminate MSK’s rights under a Sublicense with respect to the Licensed Patent Rights without the prior written consent of MSK in its sole and absolute discretion.

8.4Distribution of Amounts Paid by Third Parties.

(a)In any legal proceeding brought by Licensee under Section 8.2(a) (First Right) any damages or other amounts recovered as a result of the proceeding will be distributed as follows, subject to Section 8.5 (Reimbursement):

(i)With respect to the amount of damages attributable to lost sales of a Licensed Product, Licensee will receive such amount and such amount received by Licensee will be treated as “Net Sales” in the Calendar Quarter in which the money is actually received, and any royalties will be payable by Licensee to MSK with respect thereto; and

(ii)Any other damages, including special or punitive damages will be shared as follows: (A) [***] of such damages will be retained by Licensee and (B) [***] of such damages will be distributed to MSK.

(b)If MSK has initiated legal proceedings under Section 8.2(b) (Second Right) MSK will retain all damages or other amounts recovered as a result of the proceeding, subject to Section 8.5 (Reimbursement).

8.5Reimbursement. Except as otherwise set forth herein, the Party responsible for the costs of any action under this Article 8 (Patent Enforcement) will reimburse all amounts due to the other Party pursuant to this Article 8 (Patent Enforcement) within [***] of invoicing, and late payments will accrue interest as set forth in Section 5.4 (Interest).

8.6Declaratory Judgment Actions and Third-Party Patents. In the event that any Third Party (a) initiates a declaratory judgment action in a federal court alleging the invalidity or unenforceability of any of the Licensed Patent Rights or (b) brings an infringement action against Licensee or its Affiliates or Sublicensees because of the exercise of the rights granted to Licensee under this Agreement (with the exception of a counterclaim by a Third Party following an enforcement action by MSK pursuant to Section 8.2(b) (Second Right) then Licensee will, subject to Section 8.3 (Cooperation; Settlement), have the right to defend such action under its own control and at its own expense and Licensee shall retain control of such action; provided, however, that Licensee will promptly notify MSK of such action and MSK will have the right to intervene and assume sole control of such defense, at its own expense. Any recovery related to the defense of an action under this Section 8.6 (Declaratory Judgment Actions and Third-Party Patents) will be first applied to reimburse each Party pro rata for any out-of-pocket expenses it may have incurred with respect to defense of such action and the remainder will be retained entirely by the Party controlling the action; provided, however, that any recovery for infringement will be distributed as described in Section 8.4 (Distribution of Amounts Paid by Third Parties).

8.7Paragraph IV Type Notices. Without limiting any other obligation under this Agreement, each Party will immediately (but in no event more than [***] after awareness) give written notice to the other Party of any certification of which it becomes aware filed pursuant to any statutory or regulatory requirement in any country in the Territory similar to 21 U.S.C. § 355(b)(2)(A)(iv) or § 355(j)(2)(A)(vii)(IV) (or any amendment or successor statute thereto) claiming that any Licensed Patent Rights are invalid or that infringement will not arise from the development, manufacture, use, or commercialization in the Territory of a product by a Third Party. Licensee will promptly provide to MSK copies of all correspondence by or to Licensee or its Affiliates related to such certification. For clarity, the receipt of a certification as described in this Section 8.7 (Paragraph IV Type Notices) will be deemed to be an act of infringement subject to action under Section 8.1 (Actions), as applicable.

8.8Biosimilar Notices. Licensee will notify MSK within [***] of receiving any copy of an application submitted by a Third Party to a regulatory authority under 42 U.S.C. § 262(k) of the United States Public Health Service Act, as amended, and the rules and regulations promulgated thereunder (or, in the case of a jurisdiction of the Territory outside the United States, any similar law) for regulatory approval of a biopharmaceutical product that identifies a Licensed Product as the “reference product” for such biopharmaceutical product. Licensee will be solely responsible for preparing any response or submission to such application, provided that Licensee will promptly provide copies of all correspondence it receives or sends related to the application to MSK and will consider MSK’s comments thereto in good faith. Without limiting any of the foregoing, MSK will have the right to review patent information related to the Licensed Patent Rights included in any related submission or response by Licensee to the Third Party biosimilar application, and Licensee will implement, in good faith, all reasonable comments of MSK to such submission or response.

Article 9

CONFIDENTIALITY

9.1Confidentiality and Non-Use Obligations. Each Receiving Party agrees that Confidential Information of the Disclosing Party disclosed to it or to its Representatives (as defined in Section 9.1(b)) under this Agreement will during the Term and for a period of [***] thereafter:

(a)be used only in connection with the Receiving Party’s exercise of its rights or performance of its obligations this Agreement;

(b)be disclosed only to the Receiving Party’s officers, directors, employees, agents and other authorized representatives (each, a “Representative”) who (i) have a need to know such information in connection with the Receiving Party’s exercise of its rights or performance of its obligation under this Agreement, (ii) have been advised by the Receiving Party of its obligations under this Agreement and (iii) are bound by obligations of confidentiality and non-use that are at least as stringent as those contained here, provided that the failure of any such Representative of the Receiving Party to comply with such obligations of confidentiality and nonuse shall be deemed a breach of this Agreement by the Receiving Party;

(c)be safeguarded with the same degree of care normally afforded by the Receiving Party to protect its own confidential information, but no less than a reasonable degree of care; and

(d)not be disclosed, divulged, or otherwise communicated to any Third Party other than the Representatives of the Receiving Party and, with respect to Licensee, Sublicensees, except with the express written consent of the Disclosing Party.

9.2Exceptions. Confidential Information will not include any information to the extent that such information that the Receiving Party can demonstrate by competent written evidence:

(a)was in the public domain prior to the date of the disclosure by the Disclosing Party to the Receiving Party; or

(b)enters the public domain, after the disclosure by the Disclosing Party, through no fault or breach of this Agreement by the Receiving Party or any of its Representatives; or

(c)was already known to the Receiving Party at the time of disclosure by the Disclosing Party without any confidentiality restrictions;

(d)is subsequently received by the Receiving Party in good faith from a Third Party without breaching any confidentiality or non-use obligations; or

(e)was independently developed, as established by tangible evidence, by the Receiving Party without the use of or reference to any Confidential Information provided by the Disclosing Party.

9.3Authorized Disclosure. Notwithstanding the obligations of confidentiality and nonuse set forth herein, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such Confidential Information is required to be disclosed for compliance with Applicable Laws or court orders from a court of competent jurisdiction or MSK audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent permitted under Applicable Laws, the Receiving Party will promptly notify the Disclosing Party and will, upon the Disclosing Party’s request and expense, cooperate with the Disclosing Party’s efforts to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information. In any event, the Receiving Party shall only disclose that portion of the Confidential Information of the Disclosing Party that is legally required to be disclosed. Any Confidential Information disclosed pursuant to this Section 9.3 (Authorized Disclosure) shall remain subject to the confidentiality and non-use obligations set forth in this Agreement, unless and until such information falls under any of the exceptions set forth in subclauses (a) through (e) in Section 9.2 (Exceptions).

9.4Terms of this Agreement. Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, which consent will not be withheld unreasonably, except each Party and its Affiliates may disclose the terms of this Agreement without such consent: (a) to advisors (including financial advisors, legal advisors and accountants), actual or potential acquisition partners or investors, licensees and other financial parties on a reasonable need to know basis, in each case, under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) for clarity and without limiting Section 9.3 (Authorized Disclosure), to the extent necessary to comply with securities laws or regulations and the applicable rules of any public stock exchange; provided that the Party disclosing such information will allow the other Party a reasonable opportunity to review such proposed disclosure and suggest portions of such disclosure for confidential treatment, which suggestions will be considered in good faith by the Party disclosing such information. Notwithstanding any other provisions of this Agreement: (i) the Parties may provide information about this Agreement and amounts paid as part of routinely prepared summary documents that do not disclose any terms that were not disclosed in a mutually agreed press release or otherwise public; (ii) the Parties may make factual statements regarding the existence, nature, and type of this Agreement, provided that such statements do not disclose specific terms hereof; and (iii) MSK may report consideration to institutions, inventors, or others to whom royalties are payable based on activities performed hereunder and to the government as necessary or required.

9.5Injunctive Relief. Each Party hereby acknowledges and agrees that in the event of the other Party’s actual or threatened breach of any provision of this Agreement relating to Confidential Information, the non-breaching Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the non-breaching Party for such injury. Accordingly, each Party agrees that the non-breaching Party shall have the right to enforce this Agreement and any of such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the non-breaching Party may have for a breach of this Agreement.

Article 10

INDEMNIFICATION AND INSURANCE

10.1[***].

10.2[***].

Article 11

REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

11.1Representations and Warranties of Licensee. Licensee hereby represents, warrants, and covenants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) it has the authority and right to enter into and perform its obligations under this Agreement; (c) as of the Effective Date, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order judgment, agreement, or instrument to which it is a Party or, to its knowledge, is otherwise bound; (d) no consent of any Third Party, including without limitation any governmental authority, is required for such Party to execute, deliver, and perform under this Agreement; (e) it will comply, and will cause its Affiliates and Sublicensees comply, with all Applicable Laws in the performance of its obligations and exercise of its rights under this Agreement; and (f) the Licensed Products will be manufactured in all material respects in accordance with Applicable Laws.

11.2Representations and Warranties of MSK. MSK hereby represents, warrants, and covenants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) it has the authority and right to enter into and perform its obligations under this Agreement, and that it has the lawful right to grant the licenses and other rights granted to Licensee under this Agreement, subject to the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, and general principles of equity; (c) as of the Effective Date, to the knowledge, after due inquiry, of the signatory of this Agreement, the Vice President of Technology Management and Commercialization of MSK’s Office of Technology Development (“OTD”), and the two (2) OTD licensing personnel who negotiated this Agreement with Licensee, the execution and performance of MSK’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any Third Party; and (d) to the knowledge, after due inquiry, of the foregoing persons, MSK has not received any written notice of any claim that any of the Licensed Rights infringe or misappropriate any Third Party intellectual property.

11.3Warranty Disclaimers; Limitation of Liability.

(a)[***].

(b)[***].

(c)[***].

Article 12

COMPLIANCE WITH LAW

12.1United States Laws and Regulations. It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency. MSK neither represents that a license will not be required nor that, if required, it will be issued.

12.2Conducting Activities Under Agreement. Licensee will in all respects conduct its activities under this Agreement and will cause its Affiliates and will use reasonable efforts to cause its Sublicensees to conduct their activities under this Agreement, in full compliance with all Applicable Laws.

12.3Manufacturing and Selling. Licensee will, to the extent required by Applicable Laws, substantially manufacture in the United States any Licensed Product to be sold in the United States.

12.4Marking Licensed Products. To the extent required by Applicable Laws, or if the failure to mark would reduce the rights of MSK or Licensee to enforce the Licensed Patent Rights against infringers, Licensee will mark, and will cause its Affiliates and Sublicensees to mark, any Licensed Products (or the packaging thereof) with the appropriate Licensed Patent Rights.

Article 13

PUBLICITY AND MARKETING

13.1Non-Use of Names and Marks. During and after the Term of this Agreement, except as provided below, neither Party will use any Name or Mark of the other Party, including in any

Marketing or Communication Material, without the prior express written consent obtained from the other Party (for Licensee, as further described in Section 13.2 (Preapproval Process and Acknowledgment)), except as required by Applicable Laws. During and after the Term of this Agreement, neither Party will utilize or apply to register as a trademark or service mark any Name or Mark of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent obtained from the other Party. Notwithstanding the above, each Party may (a) disclose in the ordinary course of business (but not in a press release, except with prior written approval as above) that it has entered into this Agreement in accordance with Section 9.4 (Terms of the Agreement); and (b) use the other Party’s Name in any conflict-of-interest disclosure statement without such other Party’s prior written approval.

13.2Preapproval Process and Acknowledgment. Licensee will submit to MSK any proposed Marketing or Communication Material using any Name or Mark of MSK in writing (via [***]) for MSK’s review and prior written approval, which approval will not be unreasonably withheld or delayed, preferably [***] before Licensee needs MSK’s decision. In no case will MSK have fewer than [***] from receipt of Licensee’s written proposal, unless required by Applicable Laws, to review and, if approved, provide its written consent. Licensee acknowledges that MSK has made a substantial investment in developing and fostering an image and reputation of high quality, prestige, and integrity under its Names and Marks and that the consuming public and industry now associate the Names and Marks of MSK with services and products of consistently high quality. Licensee will not use any Name or Mark of MSK in any manner that is reasonably likely to, or does, tarnish, dilute, disparage, damage, impair, or reflect adversely on MSK or the goodwill associated with or symbolized by any Name or Mark of MSK.

Article 14

PUBLICATION

14.1Licensee recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without Licensee’s approval or editorial control, but subject to Licensee’s reasonable review and comment as set forth herein. MSK reserves the right to publish the scientific findings from research related to Licensed Rights and clinical trials related to Licensed Rights. Prior to making any proposed publication or presentation (e.g., manuscript, abstract, or other public disclosure) (each, a “Publication”) relating to Licensed Rights that may contain Confidential Information of Licensee or its Affiliates, MSK will submit the proposed Publication to Licensee at least [***] before public submission or disclosure thereof, and Licensee will have the right to review and comment upon the proposed Publication in order to protect such Confidential Information and the patentability of any inventions disclosed therein. If Licensee identifies such Confidential Information in the proposed Publication, the Parties shall promptly confer and identify appropriate revisions to avoid disclosure of such Confidential Information without impairing the scientific integrity of the proposed Publication. Upon Licensee’s request, the proposed Publication will be delayed for a reasonable period up to [***] to enable Licensee to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be negatively affected by the Publication.

Article 15

ASSIGNMENT

15.1This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns. MSK may assign, delegate, or subcontract any or all of its rights or obligations under this Agreement at any time without the prior consent of Licensee. Except as expressly permitted in this Agreement, Licensee will not assign, transfer, convey, or otherwise dispose of this Agreement or any of its rights or obligations under this Agreement without the prior written consent of MSK, which consent MSK will not unreasonably withhold or delay; except that Licensee may assign this Agreement, without MSK’s prior written consent, to an Affiliate or a successor in interest in conjunction with Licensee’s Change of Control, provided that Licensee provides a written notice of such assignment within [***] of the effective date of such assignment. Any permitted assignment by a Party will bind its assignee to all provisions of this Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York). Any attempted assignment by a Party in violation of this Article 15 (Assignment) will be null and void.

Article 16

TERM AND TERMINATION

16.1Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect, on a Licensed Product-by-Licensed Product and country-bycountry basis, until the expiration of all payment obligations hereunder for such Licensed Product in such country, unless earlier terminated pursuant to Article 16 (Termination) of this Agreement.

16.2Termination by MSK. MSK has the right to terminate this Agreement upon written notice to Licensee if:

(a)(i) Licensee ceases to carry on its business with respect to Licensed Products or (ii) the enactment of any Applicable Laws renders it impossible for Licensee to perform any of its material obligations hereunder.

(b)Licensee fails to pay any royalty or other payment pursuant to this Agreement that has become due and payable under Articles 5 (Consideration), 6 (Reports and Records), 7 (Patent Preparation, Filing, Prosecution, Maintenance), and 8 (Patent Enforcement) of this Agreement and has not cured the default by making the required payment, together with interest due pursuant to Section 5.4 (Interest), within [***] of receiving a written notice of default from MSK requesting such payment.

(c)Subject to Section 4.2 (Regulatory Issues), Licensee fails to achieve any Diligence Benchmark provided for in Article 4 (Diligence) by the applicable Achievement Date (subject to any extensions thereof pursuant to Section 4.1(e) (Extension of Achievement Dates)), and Licensee has not cured the default by satisfying such obligation within [***] of receiving written notice of default from MSK, in which case, MSK may, pursuant to Section 4.3 (Failure to Satisfy), terminate this Agreement with respect to (i) the particular type of Licensed Product that is the subject of such default, (ii) if such default is on both Diligence Benchmarks under Section 4.1(a)(i) and Diligence Benchmarks under Section 4.1(a)(ii), all Licensed Products with the exception of Licensed Products that are PPC Products, or (iii) if such default is on Diligence Benchmarks under Section 4.1(a)(iii), all Licensed Products with the exception of Licensed Products that are T-Cell Products.

(d)Licensee, its Affiliate or Sublicensee is convicted of a felony relating to the manufacture, use, sale, or importation of one or more Licensed Products.

(e)Without limitation to any other provision of this Section 16.2 (but subject to Section 16.2(c)), Licensee breaches any material obligation under this Agreement, unless Licensee has cured the breach within [***] of receiving written notice from MSK specifying the nature of the breach; provided that, if such breach is not capable of being cured within the [***] cure period and the breaching Party uses commercially reasonable efforts to cure such breach during such [***] cure period and presents a remediation plan for such breach (the “Remediation Plan”), then this Agreement shall not terminate and the cure period shall be extended for up to [***] as long as the breaching Party continues to use commercially reasonable efforts to cure such breach during such additional cure period in accordance with the Remediation Plan.

(f)(i) A petition in bankruptcy is filed for or against Licensee and is consented to or acquiesced in by Licensee, or remains undismissed for [***] or (ii) Licensee makes a general assignment for the benefit of creditors, or a receiver is appointed for Licensee over all or substantially all of Licensee assets, and Licensee does not return to solvency before the expiration of a [***] period.

(g)Licensee or any of its Affiliates, Sublicensees, or Sublicensees’ Affiliates directly or indirectly brings, assumes, or participates in a Patent Challenge or knowingly or willingly assists others in bringing a Patent Challenge, in each case, except for any Pre-Existing Patent Challenge or as may be required under a court order or subpoena. Notwithstanding the foregoing: (i) this Section 16.2(g) will not apply to any such Patent Challenge that is (A) first made by Licensee or any of its Affiliates or Sublicensees in defense of a claim of patent infringement brought by MSK or (B) brought by an acquiror (or its Affiliates) of Licensee in a Change of Control of Licensee independent from, and prior to the effective date of, such Change of Control (a “Preexisting Patent Challenge”); and (ii) with respect to any Sublicensee, MSK will not have the right to terminate this Agreement under this Section 16.2(g) if Licensee (1) causes such Patent Challenge to be terminated or dismissed (or in the case of ex-parte proceedings, multi-party proceedings, or other Patent Challenges in which Licensee does not have the power to unilaterally cause the Patent Challenge to be withdrawn, causes such Sublicensee to withdraw as a party from such Patent Challenge and to cease actively assisting any other party to such Patent Challenge), or (2) terminates such Sublicensee’s sublicense to the Licensed Patent Right being challenged by the Sublicensee, in each case ((1) or (2)), within [***] of MSK’s notice to Licensee.

(h)Licensee fails to deliver to MSK the common stock in Licensee that MSK is entitled to pursuant to Section 5.1(a)(ii) within [***] of the Effective Date.

16.3Termination by Licensee. Licensee has the right to terminate this Agreement in its entirety or in relation to one (1) or more cell types without cause, by (a) giving MSK [***] prior written notice and (b) paying all amounts due to MSK through such effective date of termination, provided that following such termination and notwithstanding anything in this Agreement to the contrary, Licensee and its Affiliates may not make, use, sell, offer for sale, or import any product or service in a manner that (i) in absence of the license granted under this Agreement, infringes a Licensed Patent or (ii) utilizes Licensed Know-How.

16.4Effects of Termination.

(a)No Release. Upon termination or expiration of this Agreement for any reason, nothing in this Agreement may be construed to release either Party from any obligation that accrued prior to, or that are expressly indicated to survive, the effective date of the termination or expiration, as applicable.

(b)Survival. Upon any expiration or termination of this Agreement, the following provisions will survive:

(i)any liability which any Party has already incurred to another Party prior to expiration or termination; and

(ii)the provisions of Article 1 (Definitions) to the extent defined terms are contained in the following Articles and Sections, Section 5.1(b) (Running Royalties) (last sentence only), Section 6.2 (Recordkeeping; Audits), Section 7.4 (Cooperation and Common Interest), Section 8.4 (Distribution of Amounts Paid by Third Parties), Article 9 (Confidentiality), Article 10 (Indemnification and Insurance), [***], Article 13 (Publicity and Marketing), Article 14 (Publication), Article 15 (Assignment), this Section 16.4 (Effect of Termination), Article 17 (Notices and Other Communications), and Article 18 (Miscellaneous).

(c)Termination of Licenses. Upon termination of this Agreement for any reason, all rights and licenses granted to Licensee under the terms of this Agreement will terminate, subject to Section 16.4(d) (Inventory).

(d)Inventory. Licensee, any Affiliate(s), and any Sublicensees whose Sublicenses are not converted as provided in Section 16.4(f) (Sublicensees), shall have the right to, for a period of no more than [***] after the effective date of any termination (but not upon expiration of this Agreement in accordance with the terms hereof or termination of this Agreement as provided in Section 16.3 (Termination by Licensee)) of this Agreement, complete and sell (and, for clarity, Licensee shall have the limited right and license to complete and sell) all Licensed Products that (i) are then in inventory or have otherwise been distributed with the intent to sell as of the date of written notice of termination, or (ii) Licensee can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Licensee: (A) will pay to MSK the royalties thereon as required by Section 5.1(b) (Running Royalties); and (B) will submit the reports required by Article 6 (Reports and Records) on such sales of Licensed Products.

(e)Return of Confidential Information. Within [***] of the effective date of any termination or expiration of this Agreement (or upon the Disclosing Party’s earlier written request), each Receiving Party will, at the Disclosing Party’s option, either return or destroy all materials relating to or containing the Disclosing Party’s Confidential Information, except that the Receiving Party shall be permitted to retain one (1) copy of the Disclosing Party’s Confidential Information for the sole purpose of performing any continuing obligations or exercising any surviving rights hereunder, as required by Applicable Law, or for litigation or archival purposes. Notwithstanding the foregoing, the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the Receiving Party, to the extent (i) created and retained in a manner consistent with its or their standard archiving and back-up procedures and (ii) such electronic files are maintained only on centralized storage servers (and not on personal computers or devices) and not readily accessible by the Receiving Party’s Representatives (other than its information technology specialists).

(f)Sublicensees. At the time of termination of this Agreement, any Sublicense held by a Third Party shall be converted to a license directly between MSK and the respective Sublicensee, provided that, as of the effective date of such termination, (i) the Sublicensee is in good standing with regard to its obligations under its Sublicense, (ii) actions or inactions of Sublicensee or its Affiliates did not cause such termination, (iii) no actions or inactions of Sublicensee or its Affiliates would have provided MSK with grounds to terminate this Agreement if conducted by Licensee itself, and (iv) the Sublicensee agrees to be bound by all of the provisions of this Agreement, provided, further, that the terms of the direct license between MSK and such Sublicensee shall provide MSK with all rights under this Agreement and impose no duties, obligations, or liabilities beyond those of this Agreement.

Article 17

NOTICES AND OTHER COMMUNICATIONS

17.1Each notice or other communication pursuant to this Agreement will be sufficiently made or given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the [***] after the date mailed by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the addresses below (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section):

In the case of MSK:

Memorial Sloan Kettering Cancer Center
[***]

If by mail:[***]

If by courier:[***]

With copies to:

Memorial Sloan Kettering Cancer Center
[***]

If by mail or courier:[***]

In the case of Licensee:

Clade Therapeutics, Inc
[***].

Article 18

MISCELLANEOUS

18.1Governing Law. This Agreement, and all claims arising out of or relating to this Agreement, will be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to any conflicts of law principles, except that questions affecting the construction and effect of any patent right will be determined by the law of the country in which the patent was filed or granted. The state and federal courts located in New York County, New York, will have exclusive jurisdiction of any claims or actions between or among the Parties arising out of or relating to this Agreement or the relationship between the Parties, and each Party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes. The Parties waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

18.2Waiver. No term of this Agreement may be waived except by an express agreement in writing, identified as a waiver to this Agreement, signed by the authorized representative of the waiving Party. The failure or delay of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure or delay to perform any such term or condition by the other Party. Any remedies which the Parties hereto may have pursuant to this Agreement or by law will be cumulative.

18.3Independent Contractors. For the purpose of this Agreement and all services to be provided hereunder, both Parties are and will be deemed to be, independent contractors and not agents or employees of the other Party. Neither Party has authority to make any statements, representations, or commitments of any kind, or to take any action, that will be binding on the other Party. Nothing herein contained will be deemed to create an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees for any purpose, including tax purposes, or to create any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.

18.4Force Majeure. Neither Party will lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party to the extent such failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the defaulting Party’s violation of Applicable Laws), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct, or misconduct of the defaulting Party and the defaulting Party has exerted all reasonable efforts to avoid or remedy such force majeure (“Force Majeure”); provided, however, that in no event will a Force Majeure excuse performance for a period of more than [***]. For clarity, a failure to obtain funding will not constitute a Force Majeure.

18.5Validity and Severability. Except to the extent a provision is stated to be essential, or otherwise to the contrary, the provisions of this Agreement are severable, and in the event that any provision of this Agreement is found for any reason to be invalid, illegal, or unenforceable in any jurisdiction in any respect, such invalidity, illegality, or unenforceability will not in any way affect any other provisions of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties will use good faith efforts to restate the invalid, illegal, or unenforceable provision(s) to reflect the original intentions of the Parties as nearly as possible in a mutually acceptable manner in accordance with Applicable Laws.

18.6Entire Agreement; Amendment. This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the final, complete and exclusive understanding between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and communications, whether written, oral, or otherwise with respect to such subject matter. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the authorized representatives of the Parties.

18.7Construction and Interpretation. Words (including defined terms) denoting the singular will include the plural and vice versa, unless the context otherwise requires. The words “hereof,” “herein,” “hereunder,” and words of the like import when used in this Agreement will refer to this Agreement as a whole, and not to any particular provision of this Agreement. The word “include” (and any variant thereof) and the giving of examples, will not be construed as a term of limitation unless expressly indicated by the context in which it is used, and the word “or” is not exclusive. The word “day” means a calendar day unless otherwise specified. The word “will” shall be construed to have the same meaning and effect as the word “shall” unless the context clearly requires otherwise. The headings in this Agreement are for descriptive purposes and will not affect its interpretation. Except as expressly provided herein, the rights and remedies herein provided will be cumulative and not exclusive of any other rights or remedies provided by law or otherwise. Each of the Parties has had an opportunity to consult with counsel of its choice. Each provision of this Agreement will be construed without regard to the principle of contra proferentum. This Agreement was negotiated, and will be construed and interpreted, exclusively in the English language.

18.8No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective indemnitees, successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

18.9Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the New York Electronic Signatures and Records Act/U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement, effective as of the Effective Date.

CLADE THERAPEUTICS, INC.	MEMORIAL SLOAN-KETTERING CANCER CENTER,

MEMORIAL HOSPITAL FOR CANCER AND ALLIED DISEASES, and

SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

By:	/s/ Chad A. Cowan	By:	/s/ Gregory Raskin
	Chad A. Cowan, Ph.D		Gregory Raskin, M.D.
	Chief Executive Officer		Senior Vice President,
Technology Development

EXHIBIT A [***]

[***]

EXHIBIT B [***]

EXHIBIT C [***]

[***]